UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ARES CAPITAL CORPORATION
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Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, NY 10167

Commencing on May 27, 2021, Ares Capital Corporation made the following communications to certain of its stockholders.

May 27, 2021

Re: Supplemental Information Related to Proposal 1 (Election of Directors)

Glass Lewis & Co. (“Glass Lewis”) has issued a voting recommendation that is inconsistent with the recommendation of our Board of Directors on the election of Robert L. Rosen as one of our Class II directors. Mr. Rosen has been an important and active member of the Board of Directors of Ares Capital Corporation (“ARCC” or the “Company”) since 2004 and we believe Glass Lewis’s recommendation does not reflect Mr. Rosen’s deep level of commitment to the Company and Board matters.

We urge you, for the reasons set forth below, to support the recommendation of our Board of Directors.

We are aware that Glass Lewis has adopted a policy of recommending "Against" votes for certain directors of public companies on the basis that a company's board of directors should have an independent composition of at least two-thirds. However, as described in further detail below, the composition of our Board of Directors complies with the requirements of the NASDAQ Global Select Market ("NASDAQ") and the Securities and Exchange Commission ("SEC") and, accordingly, is appropriate. In addition, the Nominating and Governance Committee of our Board of Directors and our Board of Directors have determined that the current composition of our Board of Directors and the election of Mr. Rosen is in the best interests of the Company and our stockholders.

WE URGE YOU TO SUPPORT THE RECOMMENDATION OF OUR BOARD OF DIRECTORS AND VOTE “FOR” THE ELECTION OF MR. ROSEN AS A DIRECTOR OF THE COMPANY.

Proposal 1 (Election of Directors)

We urge you to support and vote FOR the election of Mr. Rosen as a director of the Company:

We are aware that Glass Lewis & Co. has adopted a policy of recommending "Against" votes for certain directors of public companies on the basis that a company's board of directors should have a composition of at least two-thirds independent directors.

However, under NASDAQ and SEC rules, the Company is only required to have a majority of independent directors. The Company currently has six out of ten directors who are independent, and accordingly, the Company has complied with the independence requirements of NASDAQ and the SEC. Furthermore, our independent directors have designated a lead independent director whose duties include, among other things, chairing executive sessions of the independent directors, acting as a liaison between the independent directors and the co-chairs of the Board and between the independent directors and officers of the Company and the investment adviser, facilitating communication among the independent directors and the Company's counsel, reviewing and commenting on Board and committee meeting agendas and calling additional meetings of the independent directors as appropriate.

In addition, each of our directors was nominated by the Nominating and Governance Committee of our Board of Directors, which is comprised solely of independent directors. In considering which individuals to nominate as directors for election by stockholders, the Nominating and Governance Committee of our Board of Directors reviews and evaluates each candidate's character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by our stockholders), as well as the overall size and composition of the Board.

In general, the Company seeks a Board that includes a diversity of perspectives and a broad range of experiences and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

Based on the foregoing, the Nominating and Governance Committee of our Board of Directors and our Board of Directors have determined that the current composition of our Board of Directors and the nomination and election of Mr. Rosen is in the best interests of the Company and our stockholders. The Nominating Governance Committee of our Board of Directors has unanimously recommended to our Board of Directors, and our Board of Directors has nominated, Mr. Rosen for election as a director of the Company. Our Board of Directors believes that depriving the Company of the services of Mr. Rosen, a highly qualified director who has served the Company well since 2004, is not in the best interests of the Company or our stockholders.

For the foregoing reasons, we believe the against recommendation is unwarranted and we urge you to vote FOR Mr. Rosen as a director of the Company.

If you have any questions or need assistance in voting your proxy, please call our proxy solicitor, D.F. King & Co., Inc., at 1-877-864-5060.

This information is being provided to certain stockholders as a supplement to our Proxy Statement dated April 13, 2021, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.

Re: Stockholder Email Related to Proposal 1 (Election of Directors)

Title: ARCC - Urging Your Support of Robert L. Rosen at Our Upcoming Annual Meeting

Dear Stockholder:

I hope this email finds you well. I am writing to request your support for re-electing Robert L. Rosen as a director at Ares Capital Corporation’s (“ARCC”) Annual Stockholders meeting on June 7th. We believe ISS and Glass Lewis’ recommendations to withhold support are not in the best interests of the Company or ARCC’s stockholders. Mr. Rosen has been an important and active member of the Board of Directors of Ares Capital Corporation since 2004 (“ARCC” or the “Company”) and we believe ISS’ and Glass Lewis’ recommendations do not reflect his deep level of commitment to the Company and Board matters.

Mr. Rosen has been a director since the founding of ARCC in 2004. Mr. Rosen been influential in providing insight and guidance to the management team and Board regarding the strategic direction of the company, which has generated a 13%1 annual stock based total return for shareholders since inception in 2004. The Board believes that having Mr. Rosen’s institutional knowledge, deep executive experience and long history of service on the Board continues to be in the best interests of the Company and ARCC’s stockholders.

ISS has recommended against Mr. Rosen, along with our two other Class II directors standing for election, based on its policy for public companies that have governing documents that provide the board with the exclusive power to amend the company’s bylaws. As part of our corporate governance review, our Board of Directors considered whether or not we should amend our bylaws to allow our stockholders (without the concurrence of our Board of Directors) to adopt amendments to the Company’s bylaws. Our Board of Directors believes that it remains in the best interests of the Company and our stockholders if the power to amend our bylaws is vested exclusively in our Board of Directors as is permitted by Maryland law. Since our initial public offering in 2004, the power to amend our bylaws has been vested exclusively with our Board of Directors. This arrangement has served the interests of the Company and our stockholders well, we believe, because under Maryland law, our directors owe legal duties to the Company and our stockholders that require them to act with a reasonable belief that their actions are in the best interests of the Company and our stockholders. On the other hand, under Maryland law, stockholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. As a result of these factors, we believe that our Board of Directors is in the best position to consider possible future bylaw amendments and will adopt such amendments only after concluding that such amendments are in the best interests of the Company and our stockholders.

Glass Lewis & Co. has recommended against Mr. Rosen on the basis that a company's board of directors should have a composition of at least two-thirds independent directors. However, under NASDAQ and SEC rules, the Company is only required to have a majority of independent directors. The Company currently has six out of ten directors who are independent, and accordingly, the Company has complied with the independence requirements of NASDAQ and the SEC. Furthermore, our independent directors have designated a lead independent director whose duties include, among other things, chairing executive sessions of the independent directors, acting as a liaison between the independent directors and the co-chairs of the Board and between the independent directors and officers of the Company and the investment adviser, facilitating communication among the independent directors and the Company's counsel, reviewing and commenting on Board and committee meeting agendas and calling additional meetings of the independent directors as appropriate.

1 Source: SNL Financial. As of March 31, 2021. Ares Capital Corporation’s stock price-based total return is calculated assuming dividends are reinvested at the end of the day stock price on the relevant quarterly ex-dividend dates. Total return is calculated assuming investors did not participate in Ares Capital Corporation’s rights offering issuance as of March 20, 2008.

In addition, each of our directors was nominated by the Nominating and Governance Committee of our Board of Directors, which is comprised solely of independent directors. In considering which individuals to nominate as directors for election by stockholders, the Nominating and Governance Committee of our Board of Directors reviews and evaluates each candidate's character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by our stockholders), as well as the overall size and composition of the Board.

In general, the Company seeks a Board that includes a diversity of perspectives and a broad range of experiences and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

We recognize this request may come with some additional burdens related to voting your shares, but we believe voting for Mr. Rosen is in the best interest of the continued success of the Company. These views are expressed in more detail in the additional Proxy materials we filed this morning and are attached to this email. If you have any questions or items you would like to discuss, please respond to this email or call one of us directly at the numbers below.

We thank you for your continued support of ARCC.